UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive proxy statement.
☒	Definitive additional materials.
☐	Soliciting material pursuant to §240.14a-12.

ADE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒    No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

July 7, 2006

To Our Shareholders:

This letter supplements the Proxy Statement, dated June 14, 2006 in which ADE Corporation (“ADE”) provided you with information regarding the proposed acquisition (by way of a merger) of ADE by KLA-Tencor Corporation (“KLA-Tencor”).

As stated on page 42 of the Proxy Statement, ADE has concluded that shareholders are not entitled to any dissenters’ or appraisal rights in connection with the merger. To our knowledge, the Massachusetts appraisal rights statute (Part 13 of the Massachusetts Business Corporation Act, ch. 156D) (hereinafter referred to as the “Appraisal Rights Statute”) has not yet been the subject of interpretation by any judicial authority. Any shareholder who believes he or she is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of the Appraisal Rights Statute, attached as Annex A to this letter, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the Appraisal Rights Statute would result in the loss of any appraisal rights to which such shareholder may be entitled. In light of the complexity of the Appraisal Rights Statute, those shareholders who may wish to dissent from the merger and pursue appraisal rights should consider consulting a legal advisor. The following is a summary of the material provisions of the Appraisal Rights Statute; this summary does not purport to describe all the terms of the text of the Appraisal Rights Statute and is qualified by reference to the complete Statute which is attached as Annex A to this letter and incorporated herein by reference:

Any holder of ADE common stock that believes it is entitled to exercise the right to demand appraisal under Part 13 of the Appraisal Rights Statute must satisfy each of the following conditions:

•

Before the vote to approve the merger agreement is taken on July 13, 2006, an ADE shareholder electing to exercise any appraisal rights must deliver to ADE written notice of such shareholder’s intent to demand payment for his or her shares if the merger is completed. The written notice should be delivered to Brian James, Executive Vice President and Chief Financial Officer, ADE Corporation, 80 Wilson Way, Westwood, Massachusetts 02090-1806. ADE recommends you send any notice by registered or certified mail, return receipt requested; and

•

An ADE shareholder electing to exercise any appraisal rights must NOT vote in favor of the proposal to approve the merger agreement. If a shareholder returns a signed proxy but does not specify a vote against the proposal to approve the merger agreement or a direction to abstain, the proxy will be voted FOR the merger agreement, which will have the effect of waiving that shareholder’s appraisal rights.

Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If the merger agreement is approved, within 10 days after the effective date of the merger, if the Appraisal Rights Statute is applicable (and as stated above, ADE has concluded that the Appraisal Rights Statute is not applicable), the Appraisal Rights Statute would require ADE to deliver a written appraisal notice and a form containing certain information to all shareholders who have properly demanded appraisal rights. The appraisal notice would include a copy of the Appraisal Rights Statute and a form that specifies the date of the first announcement to shareholders of the principal terms of the merger. The form would also require the shareholder asserting appraisal rights to certify (i) whether or not beneficial ownership of the shares for which appraisal rights are asserted was acquired before the date of the first announcement of the proposed merger and (ii) that the shareholder did not vote for proposal to approve the merger agreement. The form provided with such appraisal notice would state:

•	where the form must be returned, where certificates for shares must be deposited, and the date by which such certificates must be deposited;
•

the date on which the form is due, which would not be fewer than 40 nor more than 60 days after the date such appraisal notice and form were sent, and notice that the shareholder shall have waived the right to demand appraisal with respect to such shares unless the form is received by the specified date;

•	ADE’s estimate of the fair value of the shares;
•

that, if requested in writing, ADE will provide within 10 days after the date on which all forms are due, the number of shareholders who have returned the forms and the total number of shares owned by such shareholders; and

•	the date by which the shareholder may withdraw his or her notice of intent to demand appraisal rights, which date will be within 20 days after the date on which all forms are due.

A shareholder who wishes to exercise any such appraisal rights must execute and return the form provided, with all certifications completed, and deposit such shareholder’s share certificates in accordance with the terms of the notice. A shareholder who does not execute and return the form and deposit his shares will not be entitled to any payment under the Appraisal Rights Statute. If a shareholder does deposit his or her share certificates, such shareholder will lose all rights as a shareholder unless the shareholder withdraws his or her election in accordance with the withdrawal procedures, which are summarized below. If a shareholder fails to make the certification on the form that such shareholder acquired the shares before the date of the first announcement of the proposed merger, ADE may elect to treat those shares as “after-acquired shares,” as described below.

A shareholder who has otherwise properly perfected any such appraisal rights may decline to exercise such appraisal rights and withdraw from the appraisal process by notifying ADE in writing within 20 days after the date on which all forms were due. If the shareholder fails to withdraw from the appraisal process before the expiration of the withdrawal period, such shareholder may not thereafter withdraw without ADE’s written consent.

Within 30 days after the date on which the form described above is due, the Appraisal Rights Statute, if applicable, would require ADE to pay in cash to each shareholder who has properly perfected his or her appraisal rights the amount it estimates to be the fair value of their shares, plus interest but subject to any applicable withholding taxes. The payment to each shareholder would be accompanied by:

•	ADE’s financial statements;
•	a statement of ADE’s estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice; and
•

a statement that shareholders may demand further payment if the shareholder is dissatisfied with the payment or offer in accordance with the procedures set forth in Section 13.26 of the Appraisal Rights Statute (as described below).

Notwithstanding the foregoing, in the event that the shareholder is demanding payment for “after-acquired shares,” ADE may elect to withhold payment from such shareholder. If ADE elects to withhold payment, it must, within 30 days after the date on which the form described above is due, notify all shareholders who have “after-acquired shares”:

•	of the information in ADE’s financial statements;

•	of ADE’s estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice;
•

that the shareholders may accept the estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under Section 13.26 of the Appraisal Rights Statute (described below);

•	that those shareholders who wish to accept ADE’s offer shall notify ADE of their acceptance within 30 days after receiving such offer; and
•	that those shareholders who do not satisfy the requirements for demanding appraisal under Section 13.26 will be deemed to have accepted ADE’s offer.

Within 10 days after ADE receives the shareholder’s acceptance of the offer, the Appraisal Rights Statute, if applicable, would require ADE to pay in cash the amount offered to each shareholder who agreed to accept ADE’s offer for his or her “after-acquired shares.” Within 40 days after sending the notice to holders of “after-acquired shares”, the Appraisal Rights Statute, if applicable, would require ADE to pay in cash the amount offered to each shareholder who does not satisfy the requirements for demanding appraisal under Section 13.26.

Pursuant to Section 13.26 of the Appraisal Rights Statute, within 30 days after receipt of payment for a shareholder’s shares, a shareholder who is dissatisfied with the amount of the payment to be received may notify ADE in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment previously paid. In addition, within 30 days after receiving ADE’s offer to pay for a shareholder’s “after-acquired shares”, a shareholder holding “after-acquired shares” who was offered payment (as described above) and who is dissatisfied with that offer may reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest. A shareholder’s failure to notify ADE within such 30-day period waives the right to demand payment and shall be entitled only to the payment made or offered as described above.

If a shareholder makes a proper and timely demand for payment that remains unsettled, the Appraisal Rights Statute, if applicable, would require ADE to commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If ADE does not commence the proceeding within the 60-day period, the Appraisal Rights Statute, if applicable, would require ADE to pay in cash to each shareholder the amount the shareholder demanded, plus interest.

*	*	*	*	*

As stated on page 44 of the Proxy Statement, shareholders may change their vote or revoke any proxy at any time before it is voted at the special shareholders meeting on July 13, 2006. ADE’s Board of Directors continues unanimously to recommend that you vote “FOR” the merger.

Sincerely yours,

Chris L. Koliopoulos, Ph.D.
President and Chief Executive Officer
ADE Corporation

ANNEX A

CHAPTER 156D. BUSINESS CORPORATIONS

PART 13

SUBDIVISION A.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Chapter 156D: Section 13.01. Definitions

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a)	listed on a national securities exchange,
(b)	designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or
(c)

listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a)	A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:
(1)

consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2)

consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3)

consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i)	his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or
(ii)	the sale or exchange is pursuant to court order; or
(iii)

in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4)	an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:
(i)

creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii)	creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;
(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(iv)

excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;
(5)

an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6)

any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7)	consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or
(8)	consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.
(b)

Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c)

Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d)	The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:
(i)	the proposed action is abandoned or rescinded; or
(ii)	a court having jurisdiction permanently enjoins or sets aside the action; or
(iii)	the shareholder’s demand for payment is withdrawn with the written consent of the corporation.
(e)

A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a)

A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(1)

submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2)	does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B.

PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

Chapter 156D: Section 13.20. Notice of appraisal rights

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a)

If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)

In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a)

If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)	shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and
(2)	shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a)

If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b)	The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:
(1)

supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2)	state:
(i)

where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii)

a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii)	the corporation’s estimate of the fair value of the shares;

(iv)

that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v)	the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and
(3)	be accompanied by a copy of this chapter.

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a)

A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b)

A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c)

A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a)

Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)	The payment to each shareholder pursuant to subsection (a) shall be accompanied by:
(1)

financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)

a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3)

a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. AFTER-ACQUIRED SHARES

(a)

A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b)

If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1)	of the information required by clause (1) of subsection (b) of section 13.24;

(2)	of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;
(3)	that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;
(4)	that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and
(5)	that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.
(c)

Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d)

Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a)

A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b)

A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C.

JUDICIAL APPRAISAL OF SHARES

Chapter 156D: Section 13.30. Court action

Section 13.30. COURT ACTION

(a)

If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b)

The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)

The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d)

The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e)

Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’ s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a)

The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1)

against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2)

against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)

If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d)

To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.